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                                                                    Exhibit 99.2



TRANSCRIPT OF QUARTERLY CONFERENCE CALL
ASYST TECHNOLOGIES, INC.
FISCAL FOURTH QUARTER 2004 ENDING MARCH 27, 2004
DATE OF CONFERENCE CALL: MAY 5, 2004

OPERATOR:

Good afternoon, ladies and gentlemen, and welcome to the Asyst Technologies fourth quarter 2004 financial results. At this time, all participants are in a listen-only mode. Following today's presentation, instructions will be given for the question-and-answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Wednesday May 5th, 2004. I would now like to turn the conference over to Mr. John Swenson. Please go ahead, sir.


J. Swenson

Thank you. Good afternoon everyone and welcome to the fiscal 2004 fourth quarter conference call for Asyst Technologies. A press release detailing our results for the quarter was distributed via BusinessWire at approximately 1:15 pm Pacific Time today, May 5, 2004. The release has been posted to our website, which is at www.asyst.com. To access the release, interested parties should click on the investor relations link, followed by the press release link.

I need to remind you that during today's call we will make forward-looking statements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These risk factors are described in our most recently filed reports with the SEC on forms 10-K, as amended, and 10-Q.

Now to our conference call. With us today are Steve Schwartz, chairman and CEO, and David White, chief financial officer. David will start us off with a financial review and then Steve will provide a strategic and operational overview. Then we will be happy to take your questions.

And now, I'll turn the call over to David White. David??

DAVID WHITE

Thank you John.

Let me start by briefly summarizing a few of the highlights for the quarter:
First of all, we had another record bookings quarter, delivering sequential bookings growth of 11%. This was achieved on top of the 121% bookings growth we delivered in the December quarter. .
Secondly, we achieved record sales as a company and exceeded our guidance for sales at both ATI and ASI. ATI expanded sales by 57% quarter-over-quarter, and ASI grew sales by 86% for the same period. This clearly reflects the strength of demand as well as our ability to ramp our operations to meet that demand.

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Thirdly, we exceeded guidance for gross margins in both businesses, delivering
32% at ATI and 12.3% at ASI. At ATI, this is a full 6 points better than what we reported for the December quarter and a reflection of the type of leverage we can drive with this model.

Now to the specific results:

Net bookings for the quarter were $148.7 million, which compares with $133.7 million in the prior quarter. Our book-to-bill ratio was 1.14 to one. Our bookings in the ATI business were up 46% to $78.1 million, compared with $53.5 million in the prior quarter. ASI bookings of $70.6 million were down 12% from the $80.2 million we posted in the prior quarter, but the comparison is somewhat misleading because more than $40 million of the prior quarter's booking related to one large flat panel project. We are particularly pleased with the breadth of the AMHS bookings in the March quarter, as we booked 20 different projects across 13 different customers, yet no single order exceeded $10 million.

We do expect multiple expansion and greenfield 300mm and FPD AMHS decisions in the coming weeks and months. Given the size of FPD projects in particular, we would expect to see continued swings in AMHS bookings depending upon the timing of new contract activity.

Our backlog stood at approximately $168 million as of the end of the quarter.

OEM net bookings were up an additional 18% for the quarter, following a 50% gain in the prior quarter. OEMs represented 29% of bookings for the period.

Moving to net bookings by region, the results were as follows:
Asia Pacific, 46%,
         Japan: 26%,
         North America: 23%, and
         Europe: 5%

Fully 72% of our bookings are coming out of Asia and Japan, which is consistent with our strong share position and the growth of both semiconductor and FPD automation throughout the region.

Bookings by product type were 41% 300mm, 18% flat panel, and 41% 200mm. 300mm bookings were up a very robust 58% in the quarter.

Now moving on to sales.

Net sales for the quarter were $130.1 million, up 74% from $74.9 million in the December quarter.

By customer type, sales for the quarter were 16% to OEMs and 84% direct to fabs. This compares with 29% to OEMs and 71% to fabs in the prior quarter. This reflects the strong growth in AMHS and in sales of 200mm SMIF products to chipmakers.

Sales by region broke down as follows:
         North America: 20%
         Japan: 22%
         Asia Pacific, 54%, and
         Europe: 4%

As a percentage of total sales, 300mm solutions represented 46% of sales for the quarter, compared with 45% in fiscal Q3. Our flat panel display AMHS business represented 21% of sales, which is roughly stable with last quarter. The remainder, or 33% of sales, was primarily related to 200mm solutions.

We had two customers that represented more than 10% of sales for the quarter, in both cases as a result of implementing large AMHS projects in the period.

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Our consolidated gross margin for the quarter was 20.1%, up from 14.1% in the fiscal third quarter. Gross margin at ATI improved by more than 6 points to 32.1%, compared with 25.8% in the prior quarter. This strong improvement was driven by a combination of volume, cost reductions, and improved mix.

At Asyst Shinko we improved gross margin to 12.3%, compared with 5.1% in the prior quarter. As most of you will remember, in the December quarter we took a charge for loss contracts and inventory impairment and we also recognized revenue related to those loss contracts. Consistent with our guidance, in the March quarter we recognized approximately $26 million of revenue related to these contracts and our cost experience to date has been consistent with our estimates. The good news is that we will have these contracts largely behind us by the end of the June quarter. Excluding the $26 million of loss contract revenue, our $53 million of other business at ASI generated gross margin of 18.3%, which is roughly in line with our guidance.

Turning to operating expenses, R&D expense was $9.2 million, which is flat with the prior quarter. SG&A expenses were $19.3 million compared with $18.8 million in the prior quarter. The combined spending of $28.4 million exceeded our guidance by 1 percent.

Other expense was approximately $1.5 million, compared with $2.2 million in the prior quarter. This was about $1 million higher than expected because of foreign currency effects chargeable to the P&L. However, this was fully offset by translation gains booked on the balance sheet as cumulative translation adjustments.

Our net loss on a GAAP basis for the quarter was $7.7 million, or 16 cents per share, which compares with a net loss of $22.1 million, or 52 cents per share, in the prior quarter. Included in the GAAP net loss for the quarter is the amortization of intangibles and stock-based compensation from prior acquisitions, which totaled $2.6 million, or 5 cents per share, after the impact of taxes and minority interest.

Now turning to the balance sheet.

We were operating cash flow positive for the quarter. Cash, cash equivalents and short-term investments at quarter end totaled $117.9 million, down $6.8 million from the balance at the end of December.

Accounts receivable totaled $147.9 million at the end of the quarter, up roughly $25 million from $122.7 million at the end of the prior quarter. DSO improved dramatically, to 103 days at the end of the March quarter, compared with 147 days at the December quarter-end. This primarily reflects strong collections at ASI.

Inventory at the end of the quarter was $27.7 million, up just $7 million from the $20.6 million we reported for the end of December. Inventory turned during the quarter at an annualized rate of 16 times, versus 12 in the prior quarter.

Now to the Outlook...
The following is guidance for our fiscal first quarter ending June 26, 2004:

We anticipate sales of $65-$70 million at ATI, which would represent sequential growth of approximately 30 percent.
We expect sales at ASI to be in the range of $80 to $85 million.
We expect ATI gross margin in the range of 34 to 36 percent, which represents two to three points of improvement over the March quarter.
At ASI, we expect to see gross margin essentially flat at around 11 to 12 percent. This reflects the impact of zero gross margin revenue related to our loss FPD contracts as well as some revenue related to lower gross margin projects that were booked several quarters ago. Going forward, we are managing the business to begin to deliver sequential gross margin improvements.
We expect R&D and SG&A expenses to be in the range of 29 to $30 million, up about 2 to 6 percent sequentially.

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Other details of our guidance are in our press release. The bottom line is that we expect to be in the range of breakeven to a small loss on a GAAP basis.

With that, I'll turn the call over to Steve.


STEVE SCHWARTZ

Thank you David.

I am going to cover three items on the call today. First and most important is gross margin. Second I want to give you some other color on the quarter we just completed. And finally, I have some comments about the general market environment and our positive view of the cycle.

We had an excellent quarter. Our bookings were robust, even growing sequentially over an extraordinarily strong December quarter. We met or exceeded on sales and gross margin and delivered 7 cents of upside to the consensus First Call earnings estimate.

Looking just at ATI for a moment, our 32 percent gross margin was six points above the prior quarter. We ramped the business by 57% quarter-on-quarter, and we dropped to the bottom line fully 49% of our incremental sales for the quarter.

We said last quarter that we were roughly two quarters behind where we wanted to be in our manufacturing operations at ATI. We closed that gap significantly in the March quarter, and we are tracking weekly improvements on our internal metrics. Already in April we shipped 40% of what we did in the entire March quarter. We still are not as efficient as we should be or as we will be. We have room for improvement in our ramp capability and on-time delivery, and significant opportunity in gross margin.

I will talk more about gross margins in a moment.

From a bookings standpoint, at ATI we had an additional 16 OEM design wins during the quarter, including four wins for the IsoPort, five wins for robotics, and seven software wins.

In the fab business at ATI, we saw our bookings to China increase by 93% sequentially. This included more than tripling our bookings with our largest customer in China, whose orders in the quarter were almost double their original forecast. We lost a single, million-dollar order because of lead-time, but we still had approximately 80% of the customer's SMIF business in the last quarter and we expect to return to 100% share of the account in the current quarter. We also won another 200mm SMIF factory upgrade in China, which we believe is just the beginning of 200mm SMIF upgrade activity throughout the industry.

At ASI, we also had a great quarter. We saw $70 million of AMHS bookings spread across expansion projects at 20 different semiconductor and FPD fabs. These included two large 300mm projects in Japan, two significant 300mm expansions in Taiwan, more of phase one of a new 300mm fab in Singapore, and three other 300mm expansions elsewhere in the world. We also had AMHS bookings related to three 200mm projects in Japan and China as well as expansions of three existing flat panel fabs. We like the breadth of the AMHS order book because it reflects the strong project flow that can be generated from our increasing installed base. We also believe it supports the view that this is a broad-based upturn.

We ramped AMHS sales a remarkable 86%, which is testimony to the talents and efforts of our engineering, logistics and project management teams. Outside of the loss contracts from the third fiscal quarter, we hit just over 18% on gross margin, and operating expenses stayed very lean at only 8.4% of sales. As a result, we generated positive operating cash flow, which is not nearly as good as it can be but also is not a drag on the consolidated P&L.

Looking past the P&L, what we see is a company that is passionate about the customer and about delivering technical excellence. ASI has the best engineers and the most reliable products in the industry.

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We have greater than 50% 300mm market share and a substantial foothold in the
FPD market. We also have an incredibly lean operating structure. This means that the most important thing left to do is to improve gross margin. It is a challenging process, but we now have the entire organization focused on it and we are bringing more talent and resources into the company to accelerate the process.

This brings me to Warren Kocmond. Warren joined us this week as Senior Vice President of our Global Manufacturing Operations. He has spent his entire career improving processes and squeezing out costs. For the past five years he has been one of the key operations executives at Applied Materials, most recently as a Corporate Vice President and General Manager of Applied's global spares business. He has extensive experience in key areas of running a large, global business, moving and managing a complex supply chain in Asia, reducing product cost and driving gross margin improvements. Warren is a perfect fit for Asyst. We welcome his leadership and experience as we drive the profitability that our market presence enables. You will hear from Warren in our next call.

At ATI, Warren will build upon the good work done by Fred Tiso. Fred and his team got the majority of our products into Singapore in record time and we are grateful for his efforts. Going forward, our focus at ATI will be on the operational issues that drive customer satisfaction and margin improvement. Warren also will be responsible for gross margin improvements at ASI, where our greatest opportunities will come from moving the supply chain. All of these initiatives play to Warren's strengths.

Now I want to talk a little about the general market environment and our view of the cycle.

We believe that we are still in the early stages of an industry-wide shift to 300mm manufacturing. Worldwide, we currently expect nine new 300mm fabs to begin production in 2004. We are engaged with all of these customers on various product lines and solutions. So far, we have won the AMHS for three of these factories. These are the newest fab in Singapore, a large new foundry fab in Taiwan, which is our second large fab for that customer, and the first 300mm fab in China. We are expecting decisions on two more of these factories within the next few weeks. An additional 13 to 18 fabs are expected to begin production in 2005, and several of these are expected to select AMHS suppliers within the next six months. Of course we also are participating at some level in every significant 300mm expansion project and in multiple 200mm projects in China.

In the flat panel market, we believe that we also are in the first year of a multi-year expansion of capacity for large panel LCDs. We currently are installing a large Gen 6 project in South Korea and we are engaged in discussions on a significant Gen 6 AMHS project in Taiwan. We are tracking an additional six Gen 6 and Gen 7 factories that are expected to make AMHS decisions in 2005 or early 2006. Our goal is to be the AMHS supplier of choice for at least two of the top four FPD manufacturers and to carve out a leadership share of at least 35% by the end of next year.

We are building the company to thrive in any part of the semiconductor cycle. Flat panel is a market we must be in not only because of its growth, but because it provides us with a large new revenue opportunity that we believe is largely disconnected from the semiconductor cycle. We believe we are well positioned in this very large market and we have pursued it profitably at Gen 5 and earlier glass sizes. Our near term challenge is to improve our profitability on Gen 6.

In closing, we know that our market opportunity is large. We are strong in the right parts of the world with the right products. We cannot predict whether the semiconductor cycle will provide uninterrupted bookings growth, but we do believe that by participating in both semiconductor and flat panel we have the opportunity in the current fiscal year to more than double our revenue of the past year. The team is focused on converting this growth into sustained profitability.

That concludes our formal comments and now we will be happy to take your questions. Operator??


OPERATOR:

Thank you. Ladies and gentlemen, at this time we will begin the question-and-answer session. If you have a

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question, please press the star followed by the one on your push butt ton phone. If you would like to decline from the polling process, please press the star followed by the two. You will hear a three-tone prompt acknowledging your selection. The questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please for our first question. Our first question comes from Mr. Stuart Muter of RBC Capital Markets. Please go ahead with your question, sir.
STUART MUTER:
Oh, thank you. A question for Steve. When you look forward in current quarter, what's the order outlook you see for -- for ATI, what are you hearing from your customers?
STEVE SCHWARTZ:
Stuart, we don't guide bookings, but things seem to be still pretty robust. We're obviously in an upturn and -- and despite this, bookings continue to be strong.
STUART MUTER:
And in terms of Japan, do you see a lot of bookings coming in, in the current quarter or maybe more in Q3 (calendar Q3), could you comment on that, please, Steve.
STEVE SCHWARTZ:
Yeah, Stuart, don't know what's going to happen. We're just at the start of the quarter but we're -- we're really close to all the -- all the activities in Japan, we do know there's some bookings this quarter. I can't comment necessarily on -- on how much but the business from Japan is -- is proceeding on schedule per the -- the Japanese customer schedule they have given to us over the past couple of quarters.
STUART MUTER:
Excellent, thank you.
OPERATOR:
Thank you. Our next question comes from Mr. Robert Maire of Needham and Company. Please go ahead with your question, sir.
ROBERT MAIRE:
Yes, congratulations on some really great numbers, by the way. Some others in the equipment industry have suggested or talked about lumpiness and rather wide order guidance based upon order placement time. Could you -- you seem to be substantially more bullish in terms of your forward guidance and such, is there any risk or any other issue or anything that gives you the confidence you seem to have in -- in terms of your order growth going forward? And the second question, you suggested that gross margin is the main thing you have to focus on now. Where do you expect most of your gross margin improvement to come from, is it a cost, holding the line on pricing, a combination of both, or where do you see that happening?
STEVE SCHWARTZ:
Robert, I'll take them in order. First, we're -- when you say bullish, we're obviously bullish because we feel that the industry's pretty strong. The -- the outlook that we have as we participate in an early part of the purchase cycle, which is the AMHS and the tool portions of the -- the things that we provide to the tools, the 300mm, gives us a little bit longer look at the same piece of business. So it's just that we've got to look at what's going on from an AMHS standpoint and we know that six to nine months after the AMHS goes in, the process tool goes in as well. So maybe we have a different kind of visibility. In any event, it feels like, although the year started pretty strong, it does feel like the second half, uh, will be at least as strong as the first half if we have to estimate.
ROBERT MAIRE:
Uh-huh.
STEVE SCHWARTZ:
From a gross margin standpoint, it comes from everywhere. There are things that we absolutely know we could do from the standpoint of improving gross margin and what I mean is if we repeated the fourth quarter in the first quarter and in the second quarter and didn't change the product mix and didn't change the pricing, we know that there are significant gross margin improvements to be made, that they're always things we can do from a pricing standpoint. So operational efficiencies, cost reductions and just not duplicating some of the efforts that we have going on while we're ramping a new model, new supply chains, give us chances on both sides.
ROBERT MAIRE:
So I take it to mean primarily cost reduction.
STEVE SCHWARTZ:
Indeed cost reduction.

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ROBERT MAIRE:
Okay. Thank you. Congrats again.
STEVE SCHWARTZ:
Thanks.
OPERATOR:
Thank you. Our next question comes from Mr. Bill Ong of American Technology Research. Go ahead with your question, sir.
BILL ONG:
Yes, congratulations on a nice upside quarter. I have two questions. First of all, what's your status on your manufacturing to Solectron, and also back in late January when you were qualitatively giving some general guidance for the June quarter you were expecting EPS loss of a couple cents, were your expectations -- that is revenue for the June quarter be in the $145 million range? I'm just trying to get a sense of what were you expecting, um, three months ago, going to the June quarter, both on top line and margin.
STEVE SCHWARTZ:
Hi, Bill, it's Steve. I will address the first one and then I'll ask for clarification on the second -- on the second part of the question.
BILL ONG:
Okay.
STEVE SCHWARTZ:
From a -- the standpoint of the transaction to Solectron, Bill, we have two hard-working companies working on satisfying the customers. It's a new model with a very significant ramp. We're really pleased with the partnership and the -- the transition is -- is going well. There are opportunities that both of us have identified that we continue to make weekly progress on. But, um, as I mentioned in my earlier comments, in April already, to get the quarter started, we shipped 40% of what we shipped all last quarter out of the factory and in Singapore, and -- and we think that's pretty significant process -- progress, both for Solectron and for Asyst. And in terms of where we expected it to be for -- for June, um, you know, I think we're perhaps even a little bit better.
BILL ONG:
Okay. Great. And it sounds like your gross margin seems to be tracking along on your silicon side.
STEVE SCHWARTZ:
It is.
BILL ONG:
Okay. Great. Thanks.
OPERATOR:
Thank you. Our next question comes from the line of Mr. Avinash Kant from Adams, Harkness and Hill. Go ahead with your question.
AVINASH KANT:
Good afternoon. The question I had, if you had to compare the margins in the -- AMHS margins and if you had to compare that with the flat-panel display business and the semiconductor, how would that be tracking and how do you see that going forward?
DAVID WHITE:
Yeah. Avinash, this is David. I think we've indicated previously that we kind of see flat-panel display as a new market opportunity for the company. And -- and, hence, you know, we've made some big investments in penetration of some significant customers in that space. So as a consequence of the fact that it's a new entry for us, it does tend to follow, uh, you know, the -- the lead, you might say, of silicon from the standpoint that it's not as mature, we have many more cost reduction opportunities ahead of us we believe as we -- as we, you know, develop that top technology further. But, uh, the bottom line is that we continue to believe that the silicon gross margins from a fundamental standpoint ought to be, you know, 30 to 35% margin points and -- and that the flat-panel display margins would maybe lag that by ten points or so.
AVINASH KANT:
But in terms of transferability, when you go from -- for example, Gen 6 to Gen 7, is it in the same way that you can take the same learning in the semiconductor business, will you be able to do the same kind of thing when you go from Gen 6 to Gen 7 in the flat-panel side?
DAVID WHITE:
We've gotten a history of performance that we've gone from Gen 4 to Gen 5 and to Gen 6 and we believe the knowledge is transferable. That doesn't necessarily mean that, you know, the first time you do it out of

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the chute that you've delivered, you know, a first product that's the low-cost, you know, ultimate objective, but we believe the technology is transferable. AVINASH KANT:
Perfect. Thank you so much.
JOHN SWENSON:
Operator.
OPERATOR:
Yes, thank you. Our next question comes from Mr. Brett Hodess of Merrill Lynch. Please go ahead with your question, sir.
BRETT HODESS:
Good afternoon. I'm wondering, you know, in the detail that you gave about the outlook for next year for the fabs with the AMHS and whatnot, the -- the 13 to 18 fabs, how many of those are you engaged with on previous projects now and how many of those would be the first time go around for them ordering 300mm AMHS? JOHN SWENSON:
Hey, Brett, this is John. You know, it's a pretty fluid list. There -- on that list at least a third of those numbers though are second and third fabs for -- for, you know, guys who are already involved in 300mm.
BRETT HODESS:
And of those, are you engaged with the majority of those at this point?
JOHN SWENSON:
We are.
BRETT HODESS:
Then the other question I had was, uh, you know, you gave a lot of detail on the margin improvements going forward, but when you -- you would look at Solectron at this point in time, uh, executing for the ATI business, previously you had commented on when you thought Solectron would be in line with what your original model for them was on a cost basis, do you have an update on that timing?
STEVE SCHWARTZ:
Yep. Brett, we -- last quarter we said we were about two quarters behind. We'll be pretty close to caught up, probably one quarter behind at the end of the June quarter. And as we get the efficiencies built in then we'll be able to consider putting more products in. We're making sure the model works, making sure the factory floor works perfectly before we do that.
BRETT HODESS:
So when would you have the products in terms of, you know, what you expected in terms of all the products it would be at Solectron. When would that point in time be, once you get comfortable that they can execute by the end of June? STEVE SCHWARTZ:
In the June quarter we'll likely have the volume of all the products ramped up. We have products standing by, two more products, two more significant products that are ready from a new-product ops standpoint with instructions and supply chain that are ready to put in and that is likely something that we will consider to do beginning in the September quarter.
BRETT HODESS:
And so do you still feel that the events at ATI can still reach the -- the original margin targets, then, once that has moved through?
STEVE SCHWARTZ:
We do.
BRETT HODESS:
Very good. Thank you.
OPERATOR:
Thank you. Our next question comes from Mr. CJ Muse of Lehman Brothers. Please go ahead with your question.
C.J. MUSE:
Good evening. I was hoping you could talk a little bit about what you're seeing for visibility, both OEMs and chip makers today, and how that compares to the previous quarter?
STEVE SCHWARTZ:
C.J., It feels about the same as the previous quarter. So we're -- we've -- we're pretty close to all the customers. So in terms of the visibility that they give us. Um, I give you an example, though, we -- we put

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a bookings forecast together for the previous quarter, and as the quarter develops we continue to -- to get on the pace to outbook that, which we did. It feels more positive today a month into the quarter, uh, than it did when we set the original forecast out at the beginning of April. So it's no change from last quarter, um, and still feels like the business is pretty strong.
C.J. MUSE:
Okay. And just a follow-up on the prior question regarding Solectron. Did you say that all the ATI products will transition to Solectron by the June -- end of June?
STEVE SCHWARTZ:
C.J., let me clarify. The products that are currently in Solectron and Singapore are the same products we will have there at the end of June. It's just that the capacity and the volume that we have by the end of the June quarter will allow us then to consider putting additional products in there beginning in the September quarter.
C.J. MUSE:
Okay. And what -- I guess what are your plans, bigger picture, over the next I guess six or 12 months to transition other products to Solectron.
STEVE SCHWARTZ:
CJ, we'll be a little bit more comfortable to comment on that at the end of the quarter.
C.J. MUSE:
Okay. And are they doing any work for you on the flat-panel side?
STEVE SCHWARTZ:
Not yet.
C.J. MUSE:
Okay. I guess sort of begs the question now that you're hiring a new SVP for global manufacturing, yet you're trying to, you know, move forward with outsourcing. Are you -- are you looking to now create more of a hybrid model where you're doing a little bit of both?
STEVE SCHWARTZ:
We're still on the same model we had before. So we are -- we are fortunate that the team has put us into an outsource model, moved the products quickly and got us into a position now where we continue to drive the model forward by execution. So we have the same model, we are continuing on that path. We -- we happen to be able to hire an executive who's going to be able to bring a lot more capability, not just to the current outsource model of the Asyst products, but also to help us from an operational standpoint for improvements at Asyst-Shinko as well.
JOHN SWENSON:
CJ, you still have to have a leader, it just means you don't own the factory. C.J. MUSE:
Got you. And one last question. Can you -- would you care to comment on what your gross margin targets are now for each segment?
DAVID WHITE:
Going forward, CJ, this is David. I think what we've iterated in the past and we continue to iterate is that ATI margins should be in the low to mid 40s and as I indicated I think in a prior question we would anticipate silicon AMHS to be in the mid-30s and flat panel to be 10 points or so behind that.
C.J. MUSE:
Great. Thank you.
OPERATOR:
Thank you. Our next question comes from Mr. Patrick Ho of Moors and Cabot. Please go ahead with your question, sir.
PATRICK HO:
Thanks a lot. Just wondering a little follow-up on the Solectron side of things as well. Are you getting any feedback whether they are seeing any supply constraints with -- you know, for their manufacturing and delivery?
STEVE SCHWARTZ:
Well, Patrick, we wouldn't even know. We haven't seen anything and we wouldn't -- we wouldn't know about that.
PATRICK HO:
Okay. And in terms of your 200mm business, given the -- the -- I guess the ramp up of capacity, uh,

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additions by a lot of the fabs, what are you seeing on the outlook I guess both in the June quarter, maybe beyond.
STEVE SCHWARTZ:
200mms still seems to be pretty bullish. When we assessed the 200mm opportunity, even two years ago in the midst of the downturn, we identified what we thought was probably something in the order of $500 million of 200mm automation left to be spent. We're -- we're still in the first half of that opportunity.
PATRICK HO:
Okay. And a final question. With -- with that one project going away or -- or being concluded in the June quarter, uh, can we imply going forward in the September and December quarter's gross margins, might see a bigger uptick than we're seeing from, uh, you know, this current quarter to the June quarter?
DAVID WHITE:
Yes. Patrick, this is David. I think the answer to that is in the affirmative. A lot of that will be largely past us by the end of June.
PATRICK HO:
Great. Thanks a lot, guys.
OPERATOR:
Thank you. Our next question comes from Ms. Darice Liu. Please go ahead with your question.
DARICE LIU:
Good afternoon. With increasing flat panel sizes, can you quantify how your AMHS revenue opportunity revenue increases from a Gen 5 to a Gen 6 and Gen 7?
JOHN SWENSON:
Darice, was the question is the revenue opportunity larger?
DARICE LIU:
Yes. And how can you quantify it?
STEVE SCHWARTZ:
Darice, we've got limited experience on what the size of these things are, but when we -- when we consider what was Gen 5 and Gen 6, they are larger at Gen 6 I think by nature of the fact that the factories are just being constructed -- they are just bigger factories. Um, so somewhere in the 30 to 100% increase probably Gen 5 to Gen 6. We're connecting two dots here.
DARICE LIU:
Can you remind us how much your revenue opportunity at Gen 5 was?
JOHN SWENSON:
It's around 40 to 50 million on the one fab we've done, Darice. And it's roughly double that on the one Gen 6 we're doing now.
DARICE LIU:
And going along the Solectron question, can you elaborate on your lead times for ATI?
STEVE SCHWARTZ:
I'm sorry, Darice, one more time.
DARICE LIU:
Can you elaborate on your lead times for ATI?
STEVE SCHWARTZ:
Sure. Depending on the products, we're in the one day for some products, we have a lot of products that are -- that we keep in stock to satisfy near-in requirements, up to probably 12 weeks.
DARICE LIU:
Okay. So that order that happened in China that you lost, those inefficiencies have been taken care of.
STEVE SCHWARTZ:
We've got -- yeah, we're up to pretty significant volume now.
DARICE LIU:
Okay. And then housekeeping questions, tax rate for '05 and headcount for ASI and ATI.
DAVID WHITE:
Um -- unchanged from last quarter, Darice. It was about 540 in ATI and about 260 permanents in Asyst-Shinko.
DARICE LIU:
And then tax rate?

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DAVID WHITE:
Tax rate is of course only at ASI. Uh, and it -- it was lumpy this quarter just because of some -- some -- some different tax treatment, but it's still about 42% is our working assumption.
DARICE LIU:
Okay. Thank you.
OPERATOR:
Thank you. Our next question comes from Mr. Mehdi Hosseini from Friedman Billings, Ramsey. Please go ahead, sir.
MEHDI HOSSEINI:
Need some clarification on the 200mm ramp, just looking at the mix of your sales and bookings. Have you expected 300mm to ramp a little bit faster compared to 200mm? And if there's a trend here, what would you attribute it to?
JOHN SWENSON:
Uh, you know, the only reason that ramps are occurring any faster is just because the industry's in an upturn now.
MEHDI HOSSEINI:
Um, but wouldn't you have expected 300mm to ramp faster, uh, given where we are on the cycle, with all these new fabs coming on-line?
JOHN SWENSON:
Absolutely. It appears to be what's happening.
MEHDI HOSSEINI:
Thank you.
OPERATOR:
Thank you. Our next question comes from Mr. Jesse Pichel of Piper Jaffray. Please go ahead with your question.
JESSE PICHEL:
Yes, good afternoon. As I understood it, 40% of ATI is being outsourced now, is that correct?
STEVE SCHWARTZ:
Significantly more than that.
DAVID WHITE:
Oh, yeah. It's much more than that.
STEVE SCHWARTZ:
90%.
JESSE PICHEL:
So 90% of all ATI is outsourced.
STEVE SCHWARTZ:
That's correct.
JESSE PICHEL:
And that will be 100% next -- by June?
STEVE SCHWARTZ:
No. The current plan that we have right now -- there are still some products that are in early -- early-stage production, not yet ready to put into the high-volume factory, so we've kept some manufacturing here locally, but the bulk of the high-volume running products are -- are outsourced completely.
JESSE PICHEL:
And do you have a timeline for the AMH business in terms of what percent will be outsourced by when.
STEVE SCHWARTZ:
You know, we'll be able to be a little more crisp on that when we -- when we get on the call a quarter from now.
JESSE PICHEL:
Uh-hum. And are you looking at moving into some of Solectron's Chinese facilities, out of Singapore?
STEVE SCHWARTZ:
We're really satisfied with the facility in Singapore right now. That's a consideration always, but we don't have a plan right now.
JESSE PICHEL:
And is metal one of the largest components of bill of materials and could you talk a bit about metal pricing and if that at all is affecting your costs?

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
STEVE SCHWARTZ:
A lot of metal in -- in the hardware products that we have. We also have sustained contracts now for the purchase of all of our parts, so if -- if there's a change in metal and it impacts the products, we haven't seen it yet and we won't see it for a little while.
DAVID WHITE:
Most of the costs would be in precision machining and dye casting, not so much in the raw commodity itself.
JESSE PICHEL:
Thank you very much.
OPERATOR:
Thank you. Our next question comes from Mr. Stuart Muter of RBC Capital Markets. Please go ahead with your question, sir.
STUART MUTER:
Thank you. A follow-up question for Steve. Um, you guys put a press release out on Spartan wins with -- in the sorter market. I was just wondering how the Spartan's doing in the tool front-end market.
STEVE SCHWARTZ:
Stuart, it's being tested a lot of places. If and as we can announce some wins, we'll do that, but the product's very effective from source standpoint. Obviously the technology applies very well to the tool front end.
STUART MUTER:
So, um, do you think they will be reasonably, uh, high level -- reasonable levels of revenues, um, in the second half of the calendar year?
STEVE SCHWARTZ:
Stuart, it's - the sorter product's doing well. Right now while everybody's ramping their 300mm products it's going to be a little bit tougher, even with a good qualified product, it's going to be a little bit tough to change from a standpoint of what they ship on the tool front end, but really we anticipate it to be a very well-accepted product.
STUART MUTER:
Fair enough. Thank you.
OPERATOR:
Thank you. Our next question comes from Mr. Chang. Excuse me, the next question comes from Mr. Kevin Vassily of Susquehanna Financial Group. Please go ahead with your question, Sir.
KEVIN VASSILY:
Just a quick question on your agreement with Solectron. Are they responsible for raw materials procurement as part of the manufacturing process, or are you involved in that?
STEVE SCHWARTZ:
Kevin, I can't disclose all the nature of all the things. But we're not involved in the procurement of raw material. And again some of the parts Solectron makes, some of the parts Solectron buys. And so it's a mix -- it's a mix of both, I believe, is how involved Solectron is in the procurement of raw materials.
KEVIN VASSILY:
Okay. That's all I needed. Thanks.
STEVE SCHWARTZ:
Yep.
KEVIN VASSILY:
Thanks.
OPERATOR:
Our next question comes from Mr. Chang Qui of Forum Technology Research. Please go ahead with your question.
CHANG QUI:
Good afternoon and congratulations.
STEVE SCHWARTZ:
Thank you.
DAVID WHITE:
Thanks.
CHANG QUI:
Yeah. I have one question is, uh, if in the next few quarters you become profitable and then what would be the number of diluted shares?

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JOHN SWENSON:
Chang, we're doing that analysis right now.
CHANG QUI:
Uh-huh.
JOHN SWENSON:
So if you want to give us a call, we'll have that for you.
CHANG QUI:
Okay. Another question is, uh, at this stage of recovery, do you see or experience anything like a booking cancelation or anything like that.
STEVE SCHWARTZ:
We're not seeing any right now.
CHANG QUI:
Okay. All right. Thank you.
OPERATOR:
Ladies and gentlemen, at this time, if you wish to ask questions, please press the star followed by the one on your push button phone. As a reminder, if you are using a speaker phone, please lift the handset before pressing the numbers. At this time, there are no further questions. Please go ahead with your presentation.
STEVE SCHWARTZ:
Okay. Thanks everyone for joining us on the call today. We are available the rest of the day here in Fremont, and we look forward to speaking with you again next quarter.
OPERATOR:
Ladies and gentlemen, this concludes the Asyst Technologies fourth-quarter 2004 financial results conference call. If you would like to listen to a replay dial 303-590-3000 and enter pass code 577779, once again if you would like to listen to a replay of today's conference call please dial 303-590-3000 and enter pass code 577779. You may now disconnect.